Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify YieldShares CWP Dividend & Option Income ETF

Amplify YieldShares Oil-Hedged MLP Income ETF

Amplify YieldShares Senior Loan and Income ETF

Amplify Transformational Data Sharing ETF